EXHIBIT 21.1

OMNIVISION TECHNOLOGIES, INC.

Subsidiaries of OmniVision Technology, Inc.

(All 100% Owned)

Registrant’s significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are show below:

Name of Subsidiary	Jurisdiction of Incorporation
OmniVision International Holding Ltd.	Cayman Islands

Hua Wei Technology International, Ltd. (formerly OmniView Technology International, Ltd.)	Cayman Islands

Hua Wei Semiconductor (Shanghai) Co., Ltd. (formerly Hao Wei Electronics (Shanghai) Co., Ltd.)	Shanghai, China